ENDORSEMENT AGREEMENT

THIS ENDORSEMENT AGREEMENT (“Agreement”) is entered into as of March 25, 2008 by and among Purple Beverage Company (“Buyer”), and Mariano Rivera (“Athlete”), in connection with the endorsement of, and the advertising and promotion for, Buyer’s product PURPLE (“Endorsed Product”).

The parties hereto agree as follows:

Section 1. TERM: The term (“Term”) of this Agreement shall commence on the date hereof and shall continue for three (3) years.

Section 2. SERVICES: Athlete shall participate in one (1) still photo session and/or video shoot day (“Service Day”) per year on a date to be mutually agreed during each year of the Term. On such agreed dates, Athlete’s services may be up to four (4) consecutive hours. Athlete shall also make himself available over the Term for seven (7) radio, television and press interviews per year (not to exceed ten minutes in duration) to promote the Endorsed Product.

Athlete shall also participate in three (3) personal appearances (“Personal Appearances”) each year during the Term on dates and times to be mutually agreed upon. The Personal Appearances shall not involve a public and/or private autograph signing session. One (1) Personal Appearance each year must be a meet and greet located at Yankee Stadium. One (1) Personal Appearance each year must occur during the Major League Baseball season, and must take place at a location within a thirty (30) mile radius of Yankee Stadium. And one (1) Personal Appearance each year must occur during the Major League Baseball off-season, and must take place at a location in the general vicinity of New York City, New York. Any Personal Appearances outside of a thirty (30) mile radius from Yankee Stadium shall require the approval of the Athlete and, to the extent so approved, Buyer shall be responsible for all first class travel, local limousine and lodging costs associated therewith. A Personal Appearance shall be up to 2 consecutive hours. Any additional Personal Appearances shall be on dates and times and for compensation to be mutually agreed upon.

During the Term of this Agreement, Athlete agrees to personally autograph two hundred and fifty (250) items, as requested by Buyer (and which shall be provided by Buyer). Such items may be used by Buyer for internal corporate or local market publicity purposes, or as charitable donations, promotional purposes such as prizes, premiums or giveaways, but shall not be offered for sale to consumers.

The dates for the Service Days and Personal Appearances shall be determined in good faith by agreement of the parties.

During the Term of this Agreement, Athlete shall use commercially reasonable efforts to obtain from the New York Yankees, at the Buyer's cost and expense, four (4) lower level season tickets at face value at Yankee Stadium for the Buyer.

Section 3. THE ADVERTISING/PROMOTION CAMPAIGN: The Buyer’s Advertising/Promotion Campaign utilizing Athlete may include radio, television, online, and print advertising, print materials (photographs, pictures, stills as generally used in the course of an advertising campaign) (collectively, the “Prints”), public relations and press materials, visual presence on the Internet sites of Buyer and social networking sites, and also may include signed editorial and blog entries by Athlete to be mutually agreed upon.

Section 4. TERRITORY: The entire world (the “Territory”).

Section 5. USAGE: Athlete hereby authorizes, grants, and conveys to Buyer the right to use, exhibit, broadcast, print, and exploit Athlete’s name, image, likeness, and voice and as a spokesperson for the Endorsed Product during the Term, and in the Territory.

All of Athlete’s services hereunder shall be deemed a “work made for hire” for purposes of U.S. Copyright Laws, and Buyer shall own all the results and proceeds of such services. Any and all materials created which include Athlete shall be for the use contracted under this Agreement only, for the Term and in the Territory only, it being understood that at the expiration of the Term, Buyer shall cease to use said materials under its possession or control and instruct any third party to cease any such use. If a third party uses the materials beyond the Term, Buyer shall use good faith commercial efforts to cause the third party to cease such use. Buyer shall be granted a forty five (45) day grace period from the end of the Term or the earlier termination of this Agreement to remove all Prints installed at or affixed to various media displays.

Section 6. ENDORSEMENT: Athlete represents and warrants that Athlete is an endorser of the Endorsed Product and that, during the Term, Athlete will continue to endorse such products. Athlete understands that the packaging, marketing, advertising and general promotion of such products may attribute statements to Athlete to the effect that he is an endorser thereof and Athlete represents and warrants that such statements represent Athlete’s actual belief and experience. Athlete will have prior reasonable approval over such endorsement statements within the time period set forth for approvals below.

Section 7. COMPENSATION: In consideration of the rights granted and the services to be performed hereunder, Buyer shall pay to Athlete an aggregate amount of $150,000 via check payable to SFX Baseball Group and sent to SFX Baseball Group at the address set forth in Section 21(f) below (the “Cash Compensation”) and promptly issue to the Athlete an option to purchase an aggregate amount of 1,414,286 shares of common stock of the Buyer at a cashless exercise price of $0.01 per share in the form of the option attached hereto as Exhibit A (the “Compensation Shares”, and collectively with the “Cash Compensation” referred to herein as the “Compensation”).

The Cash Compensation shall be payable in accordance with the following schedule:

Cash Compensation	Due Date
$50,000	March 25, 2008
$50,000	March 25, 2009
$50,000	March 25, 2010

The Buyer agrees that without the express written consent of the Athlete, it shall not increase the compensation payable to any other celebrity endorser of the Endorsed Product pursuant to any endorsement agreement entered into with any other celebrity endorser prior to the date hereof.

Promptly after December 13, 2008, the Buyer shall issue to the Athlete a new certificate representing the Compensation Shares free of any restrictive legend. At the Buyer’s request at any time after December 13, 2008 or the one year anniversary of the date hereof, as applicable, the Buyer shall cause its legal counsel to issue an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of the Compensation Shares may be made without registration under the Securities Act of 1933.

In connection with the issuance of the Compensation Shares, Athlete hereby makes the following representations to Buyer regarding the Compensation Shares:

(a) Athlete understands that none of the Compensation Shares have been registered under the Securities Act of 1933, as amended (“Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Athlete’s representations as expressed herein. Athlete is acquiring all of the Compensation Shares for his own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(b) Athlete understands that all of the Compensation Shares will constitute “restricted securities” under the federal securities laws, inasmuch as it is being acquired from Buyer or such other company in one or more transactions not involving a public offering and that under such laws the Compensation Shares may not be resold without registration under the Securities Act or an exemption therefrom. The certificates representing the Compensation Shares will be endorsed with a legend to such effect. Athlete has been informed and understands that (i) there are substantial restrictions on the transferability of the Compensation Shares, and (ii) no federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation nor endorsement, of the Compensation Shares.

(c) Athlete, or Athlete’s business and financial advisors, have substantial experience in evaluating and investing in private transactions of securities in companies similar to Buyer and such other company and Athletes acknowledges that he can protect his own interests. Athlete, or such advisors, have such knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of his acceptance of all of the Compensation Shares of Buyer as compensation or otherwise.

(d) Athlete is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(e) Athlete understands that all books, records, and documents of Buyer relating to it have been and remain available for inspection by him or his business and financial advisors upon reasonable notice. Athlete confirms that all documents requested have been made available, and that he or such advisors have been supplied with all of the information concerning Buyer that has been requested. Athlete confirms that he or such advisors have obtained sufficient information, in his and their judgment to evaluate the merits and risks of receipt of the Compensation Shares as compensation or otherwise. Athlete confirms that he has had the opportunity to obtain such independent legal and tax advice and financial planning services as he has deemed appropriate prior to making a decision to enter this Agreement, provide the Service Days and the Personal Appearances in consideration of the issuance to him of the Compensation Shares. In making each such decision, Athlete has relied exclusively upon his experience and judgment, or that of such advisors, upon such independent investigations as he, or they, deemed appropriate, and upon information provided by Buyer in writing or found in the books, records, or documents of Buyer.

(f) Athlete is aware that the economic ownership of the Compensation Shares is highly speculative and subject to substantial risks. Athlete is capable of bearing the high degree of economic risk and burdens of this venture, including, but not limited to, the possibility of a complete loss, the lack of a sustained and orderly public market, and limited transferability of the Compensation Shares, which may make the liquidation thereof impossible for the indefinite future.

(g) The offer to issue the Compensation Shares as compensation to the Athlete was directly communicated to Athlete or his business or financial advisors by such a manner that he or such advisors were able to ask questions of and receive answers from Buyer or a person acting on its behalf concerning this Agreement. At no time was he presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general advertising.

(h) None of the following information has ever been represented, guaranteed, or warranted to Athlete, expressly or by implication by any broker, Buyer, or agent or employee of the foregoing, or by any other person:

(1) The approximate or exact length of time that Athlete will be required to remain as a holder of any of the Compensation Shares;

(2) The amount of consideration, profit, or loss to be realized, if any, as a result of owning any of the Compensation Shares; or

(3) That the past performance or experience of Buyer, its officers, directors, associates, agents, affiliates, or employees or any other person will in any way indicate or predict economic results in connection with the plan of operations of Buyer or the return on any of the Compensation Shares.

(i) Athlete hereby agrees to indemnify Buyer and its affiliates and to hold them harmless from and against any and all liability, damage, cost, or expense, including their respective attorneys’ fees and costs, incurred on account of or arising out of:

(1) Any material inaccuracy in the declarations, representations, and warranties hereinabove set forth;

(2) The disposition of the Compensation Shares or any part thereof by him, directly or indirectly, contrary to the foregoing declarations, representations, and warranties; and

(3) Any action, suit, or proceeding based upon:

(A) the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from Buyer or its affiliates; or

(B) the disposition of the Compensation Shares or any part thereof.

Section 8. EXPENSES: In connection with Service Days and Personal Appearances, Buyer shall provide, pay or reimburse all reasonable pre-approved expenses (including without limitation first class travel and accommodations) incurred by Athlete related to Athlete’s services hereunder.

Section 9. EXCLUSIVITY: During the Term, Athlete shall not provide Athlete’s services, nor shall Athlete authorize the use of Athlete’s likeness, voice, name or image, nor shall Athlete endorse or participate in publicity events for the advertising or promotion of any of the following:

(a) Any organization whose primary product lines are beverages;

(b) Any of the following products: beverages of all kinds, including, without limitation, water (including vitamin water), soft drinks, energy drinks, fruit juices and drinks, sports drinks, isotonic drinks, anti-oxidant drinks, dairy drinks of all kind (including milk).

Nothing shall preclude Athlete from appearing in any form of audio or audiovisual entertainment programming, including sporting events, concert tours, motion pictures, television, radio or other entertainment programs, regardless of sponsorship or use of competing products therein, provided that Athlete shall not be the host, a regular commentator, or series regular performer, in any such programming that has as a primary sponsor an organization or product referred to paragraphs (a) and (b) above.

Section 10. APPROVALS: Athlete will have the right to approve any materials containing the name or likeness of Athlete, provided that such approval shall not be unreasonably withheld, delayed, or denied. Athlete’s approval or disapproval must be given in writing within three (3) business days of Athlete’s receipt of the proposed item by personal delivery, facsimile, or computer e-mail transmission. For purposes of this Agreement, receipt within the hours of 9:00 a.m. to 5:00 p.m., Eastern Time, shall constitute receipt on that business day and the approval or disapproval must be given by 5:00 p.m., Eastern Time, of the second business day thereafter. If Athlete fails to respond within said three (3) business day period, the submitted item shall be deemed approved. For purposes hereof, “receipt” shall be deemed to occur when the proposed materials are personally delivered or sent to Athlete at the facsimile number or e-mail address provided by Athlete in this Agreement. Subject to the aforesaid approval rights, Buyer shall retain creative control in all matters. Athlete may not disapprove any materials because Athlete is more or less prominent than any other likeness in the relevant materials.

Athlete shall have the right of reasonable approval of wardrobe worn by Athlete during Service Days and Personal Appearances hereunder.

Section 11. INDEMNITY:

(a) By Athlete. Athlete will at all times indemnify and hold Buyer and its agents and licensees harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable outside attorneys’ fees), arising out of any breach by Athlete of any warranty or agreement made by Athlete and/or Athlete hereunder.

(b) By Buyer. Buyer agrees to protect, indemnify, save, defend, and hold harmless Athlete, his affiliates and partners, and each of his assigns, agents, representatives, officers, directors, shareholders, and employees from and against any and all expenses, damages, liabilities, claims, suits, actions, judgments, costs and expenses whatsoever (including reasonable attorney’s fees; both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), caused by, arising out of, or in any way connected with (i) any injury, death, or other harm or claim connected with, or claimed defect in, any food, beverage, equipment, instrument, product or service provided, manufactured, produced, marketed, promoted, sold, and/or distributed by Buyer (including any party affiliated with Buyer); (ii) any material inaccuracy or misrepresentation by Buyer in this Agreement; (iii) any advertisement and/or promotion of Buyer, including but not limited to any use of the materials produced pursuant to this Agreement, as well as Buyer’s Advertising/Promotion Campaign described above in Section 3 of this Agreement; (iv) this Agreement; (v) any material breach of this Agreement by Buyer; and/or (vi) any action, brought by any entity, that is in any way related to Buyer’s existence as a publicly traded company and/or Athlete’s ownership of Compensation Shares of Buyer. Should the Athlete commence an action against Buyer to recover any sums he is due under this Agreement, he shall be entitled to recover his costs and attorney’s fees in the event that he is the prevailing party. No settlement will be entered into by Athlete without Buyer’s prior written approval. Athlete shall have the right to be independently represented in any such defense by legal counsel of Athlete’s choosing.

(c) Survival After Termination. The parties hereto agree that the indemnity provisions provided above shall survive the termination of this Agreement.

Section 12. INSURANCE: Buyer shall name Athlete as additional insured during services hereunder under Buyer’s comprehensive general liability insurance policies and errors and omissions insurance policies, and shall name Athlete on an insurance policy with limits of at least One Million ($1,000,000) US dollars per occurrence, including, but not limited to, products liability and an extended liability endorsement (including advertising liability).

Section 13. TERMINATION: If either party is in breach or default of any of its material obligations under this Agreement, the affected party shall have the right to terminate this Agreement by providing the other party with written notice within thirty (30) days of discovery of such breach or default, provided that the event cannot be cured within ten (10) days from the notice date.

Nothing in this subsection is intended to relieve either party of any liability of any payment or any other obligation existing at the time of termination.

Section 14. ATHLETE CONDUCT: During the Term, if Athlete is convicted of a felony or if Athlete disparages Buyer and/or its affiliates, the products of Buyer and its affiliates, or the Campaign, then Athlete shall be in material breach of this Agreement and Buyer shall have the right to immediately terminate this Agreement and any compensation not yet due shall no longer be due Athlete. In such event Buyer shall have the right to pursue any and all remedies, damages and equitable relief available to Buyer against Athlete, including, but not limited to, seeking a return of some or all of the compensation paid. Buyer’s decision to terminate hereunder must be exercised, if at all, not later than forty-five (45) days after the facts giving rise to such right under this paragraph are brought to Buyer’s attention.

Section 15. FORCE MAJEURE: If by reason of any event of force majeure, such as strikes, boycotts, war, Acts of God, labor troubles, riots, delays of commercial carriers, restraints of public authority, or for any other force majeure event, similar or dissimilar, beyond Buyer’s control, Buyer shall be unable to use and/or reuse Athlete’s services or the materials produced hereunder during the Term or any portion thereof, Buyer shall have the right to extend the Term hereof, or applicable portion, for an equivalent period, without any additional compensation to Athlete; provided that: (i) the postponed date for Athlete’s services shall be mutually selected by Athlete and Buyer within a reasonable time after the end of the force majeure and such postponed services shall be subject to Athlete’s professional availability; and (ii) the extension shall not be longer than six (6) months in length (“Outside Date”). In the event that Athlete is unable to render services on or before the Outside Date, then the parties shall discuss in good faith not less than two alternative dates and if the parties cannot agree on any such alternative date within a period of thirty (30) days following the commencement of such discussions, then Buyer shall have the right to terminate this Agreement, and the compensation paid to Athlete hereunder shall be adjusted on a basis to be negotiated in good faith between the parties.

Section 16. ATHLETE’S DISABILITY: If Athlete fails to fulfill Athlete’s material required obligations hereunder due to death, illness, injury or accident, such that Athlete is precluded from rendering services or Buyer is precluded from making use of the materials produced hereunder, then Buyer shall have the right to terminate this Agreement and the compensation paid to Athlete hereunder shall be adjusted on a basis to be negotiated in good faith between the parties.

Section 17. INTELLECTUAL PROPERTY RIGHTS: Any and all rights, including but not limited to the rights pertaining to intellectual properties related to any and all pictures, photos, films or any other mediums produced and/or made under this Agreement shall belong to Buyer. These rights shall include, without limitation intellectual property rights such as copyrights to all materials produced under this Agreement that contain Athlete’s likeness, voice, and other physical and non-physical characteristics. The parties hereto agree and acknowledge that Buyer shall retain and maintain all property interests including the aforementioned rights in any and all pictures, photographs, films or any other mediums produced or made under this Agreement. Buyer acknowledges that Athlete maintains exclusive, absolute and unrestricted control of the usage of Athlete’s name, voice, photograph and likeness and that except as set forth in this Agreement no use of the same may be made without first having secured the prior written approval of Athlete.

Section 18. PERSONAL NATURE OF THE SERVICES: It is expressly understood and agreed that Athlete’s grant and Athlete’s services and the rights and privileges granted to Buyer hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and Athlete’s failure or refusal to perform Athlete’s required material obligations hereunder would cause irreparable harm or damage. Should Athlete fail or refuse to perform such obligations, Buyer shall be entitled to seek injunctive or other equitable relief against Athlete to prevent the continuance of such failure or refusal or to prevent Athlete from performing services for or granting rights to others in violation of this Agreement.

Section 19. ASSIGNMENT: Athlete may not assign or sub-license this Agreement without the prior written consent of Buyer, which may be withheld, delayed, or denied for no reason or for any reason within its sole and absolute discretion. However, Buyer may assign or sublicense this Agreement to any of its affiliates, parents, or subsidiaries, provided that no such assignment shall enlarge Athlete’s obligations under this Agreement; and provided further that Buyer shall remain secondarily liable with respect to all of the obligations to Athlete hereunder.

Section 20. CONFIDENTIALITY: Athlete shall hold all confidential or proprietary information relating to Buyer and its affiliates, its products, marketing strategies, business matters, financial information, internal procedures and its methods of operation, in strictest confidence and will not, reveal or otherwise transfer, sell or assign any such information to any third party or use such information for any purpose unrelated for the services rendered hereunder. This obligation will survive the termination or expiration of this Agreement.

Section 21. MISCELLANEOUS:

(a) Notices: Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing.

(b) Physical Condition and Appearance: Athlete shall inform Buyer of any physical changes that affect Athlete’s appearance.

(c) Severability: In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

(d) Entire Agreement: This Agreement (including any exhibits hereto, if any) constitutes the entire understanding and agreement between Athlete and Buyer hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between the Athlete and Buyer with respect to the subject matter hereof..

(e) Governing Law: This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements entered into and wholly performed therein. All parties hereby consent to the exclusive jurisdiction of the courts (state and federal) located in the Southern District of New York with respect to any dispute relating to or arising out of this Agreement.

(f) All correspondence to Athlete will be addressed to:

Mariano Rivera

With a copy to:
(which shall not constitute notice)

SFX Baseball Group
1725 Main Street
Suite 211
Weston, Fl. 33326
Attn:	Fernando Cuza
Fax:	(941) 966-0914

All correspondence to Buyer will be addressed to:

Purple Beverage Company
450 E. Las Olas Blvd. #830
Ft. Lauderdale, Fl. 33301
Attn:	Chief Executive Officer
Fax:	954-462-8758

With a copy to:
(which shall not constitute notice)

Esquire Sports Marketing, L.L.C.
163-12 Pidgeon Meadow Road
Flushing, NY 11358
Attn:	Edward H. Schauder, Esq.
Fax:	718-939-2174

(g) Waivers: No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the parties to this Agreement. The failure by either party to exercise rights granted to such party herein upon the occurrence of any of the contingencies set forth in this Agreement shall not constitute a waiver of such rights upon the recurrence of such contingency.

(h) Independent Contractor: Athlete acknowledges he is an independent contractor and not an employee of Buyer and Athlete will be responsible for payment of all income or other taxes resulting from the entry into this Agreement and the receipt of any compensation, direct or indirect, therefrom. Accordingly, Buyer shall not withhold, report or pay so called withholding taxes, nor will Athlete or Athlete be entitled to any benefits that may be received by employees of Buyer. Athlete will discharge all obligations imposed by any law, regulation or order on Athlete, including, but not limited to taxes, unemployment compensation and the filing of all returns and reports, required of employers and the payment of all taxes, contributions and other sums required of them. Athlete will indemnify and hold Buyer harmless from and against any and all claims and demands resulting from Athlete’s failure to comply with the provisions of this paragraph.

Section 22. COUNTERPARTS: This Agreement may be executed by means of facsimile or original copies, and may be executed in two (2) or more counterparts, each of which shall constitute an original but when taken together shall constitute one (1) agreement.

* * * * *

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto execute this Agreement as of the date first written above.

BUYER:
PURPLE BEVERAGE COMPANY, INC.

By:	/s/ Theodore Farnsworth
	Name:	Theodore Farnsworth
	Title:	Chief Executive Officer

ATHLETE:

/s/ Mariano Rivera
MARIANO RIVERA